SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BIOMIMETIC THERAPEUTICS, INC.

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As previously disclosed, between November 20, 2012 and December 12, 2012, five purported class action complaints were filed in Delaware and Tennessee against all or some of the following: BioMimetic Therapeutics, Inc. (“BioMimetic”), certain of BioMimetic’s current executive officers and directors, Wright Medical Group, Inc. (“Wright”), Achilles Merger Sub, Inc. (“Merger Sub”) and Achilles Acquisition Subsidiary, LLC (“Sister Subsidiary”) and such complaints were subsequently consolidated in their respective courts (the “Merger Litigation”). The Merger Litigation relates to the Agreement and Plan of Merger, dated as of November 19, 2012, by and among BioMimetic, Wright, Merger Sub and Sister Subsidiary.

On February 12, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, BioMimetic and the other named defendants in the Merger Litigation executed a memorandum of understanding with the plaintiffs to settle the Merger Litigation. This memorandum of understanding provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims and dismissal with prejudice of the Merger Litigation. The asserted claims will not be released, and the Merger Litigation dismissed, until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. Additionally, as part of the memorandum of understanding, BioMimetic has agreed to make certain additional disclosures related to the proposed transactions described in the Merger Agreement, which are set forth below.

The additional disclosures in these Definitive Additional Materials on Schedule 14A (this “Proxy Supplement”) supplement the disclosure contained in the definitive proxy statement of BioMimetic filed with the Securities and Exchange Commission (“SEC”) on January 23, 2013 and mailed to BioMimetic’s stockholders on or about January 23, 2013 (the “Proxy Statement”), and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Proxy Supplement differs from or updates information contained in the Proxy Statement, the information in this Proxy Supplement shall supersede or supplement the information in the Proxy Statement. Nothing in this Proxy Supplement, the memorandum of understanding or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The following disclosures supplement the existing disclosures contained under the caption “Background of the Merger” beginning on page 54 of the Proxy Statement:

•

On September 20, 2012, the BioMimetic Board held a telephonic meeting attended by each member of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch described his most recent interactions with Wright and summarized the terms proposed by Wright. A representative from Goldman Sachs followed with a presentation of its financial analysis of those terms. The BioMimetic Board discussed the financial analysis and determined it was satisfied with the consideration proposed by Wright and did not believe Wright would be willing to pay more. The BioMimetic Board then discussed whether to conduct a pre-signing market check and concluded that Goldman Sachs should contact third parties on behalf of

BioMimetic. With input from BioMimetic’s management and Goldman Sachs, the BioMimetic Board assessed which companies would be most likely to have an interest in acquiring BioMimetic based on their financial capacity and strategic focus on BioMimetic’s business area. The BioMimetic Board’s views were further informed by past discussions with various parties regarding potential business combinations, including with Wright, as well as directors’ knowledge of the industry and particular companies. As a result of such past conversations, the BioMimetic Board had obtained information about whether certain parties may be interested in acquiring BioMimetic and whether such parties may remain interested in acquiring BioMimetic before it received U.S. Food and Drug Administration (“FDA”) approval of Augment® Bone Graft. The BioMimetic Board determined to focus the pre-market check on a select group of 15 strategic counter-parties, which the BioMimetic Board believed had sufficient financial capacity to complete an acquisition of BioMimetic, shared a strategic focus on BioMimetic’s business area and may be interested in acquiring BioMimetic, in order to concentrate resources on the most likely acquirors. The BioMimetic Board, in consultation with Goldman Sachs, determined not to contact private equity firms because they were not likely to be interested in acquiring BioMimetic, in part because it was anticipated that BioMimetic would experience operating losses through 2015, as shown in the forecasts set forth on page 69 of the Proxy Statement. After considerable discussion, it was the unanimous view of the BioMimetic Board that, while BioMimetic was not currently for sale, management and BioMimetic’s advisors should simultaneously (1) engage with Wright, by providing diligence materials, conducting reverse due diligence, and discussing possible non-price terms for a potential business combination; and (2) contact potential other counter-parties to explore their interest in a possible business combination transaction.

•	On October 19, 2012, the BioMimetic Board held a telephonic meeting attended by a quorum of the BioMimetic Board and representatives of Ropes & Gray and Goldman Sachs. Dr. Lynch began with a summary of recent diligence activities between BioMimetic and Wright, including the regulatory diligence sessions held on October 16, 2012, with outside counsel, and summarized his negotiation with Mr. Davis following the regulatory diligence session. The BioMimetic Board discussed Dr. Lynch’s summary and authorized Dr. Lynch to proceed with the negotiations with Wright under the terms discussed by the BioMimetic Board. Dr. Lynch also noted that the parties had exchanged drafts of the proposed merger agreement and contingent value rights agreement. He then reviewed the tentative timeline for a transaction. A representative of Goldman Sachs also updated the BioMimetic Board on the market check activities and noted that Bidder B did not appear to be actively engaged and was unlikely to pursue the opportunity. The Goldman Sachs representative stated that representatives of Bidder B had not accessed the electronic data room containing BioMimetic’s diligence materials and had not returned phone calls inquiring about Bidder B’s interest in BioMimetic.

•

Also on October 26, 2012, Wright and BioMimetic’s management, along with Larry Papasan and Charles Federico, members of the BioMimetic Board, and representatives of Goldman Sachs held a diligence session in Arlington, Tennessee to cover financial and tax matters related to both companies and the general business and growth prospects for Wright. Additionally, at the conclusion of the diligence session on

October 26, 2012, Mr. Palmisano met with Dr. Lynch and Messrs. Papasan and Federico to discuss Dr. Lynch’s role after closing the potential transaction. Dr. Lynch had recently expressed to Mr. Davis his preference not to continue with the combined company after closing, but Mr. Palmisano stated that it was important to Wright that Dr. Lynch remain an employee of the combined company during a transition period following the closing date. During its telephonic meeting on October 19, 2012, the BioMimetic Board discussed the upcoming diligence session on October 26, 2012, between Wright and BioMimetic’s management. The October 26, 2012 diligence session included the participation of Messrs. Papasan and Federico. During the October 19, 2012 telephonic meeting, however, the BioMimetic Board did not discuss whether at the October 26, 2012 diligence session Dr. Lynch and Messrs. Papasan and Federico would discuss Dr. Lynch’s role at BioMimetic after closing the potential transaction with Mr. Palmisano. Such a discussion had not been anticipated to take place at the October 26, 2012 diligence session.

The following additional disclosures supplement the existing disclosures contained under the caption “Projected Financial Information” beginning on page 67 of the Proxy Statement:

•

The non-public internal financial analyses for BioMimetic prepared by its management included in the Proxy Statement assumed a 90% probability of receiving FDA approval of Augment® Bone Graft and Augment® Injectable Bone Graft and a 60% probability of receiving FDA approval of Augment® Chronic Tendinopathy.

The following additional disclosures supplement the existing disclosures contained under the caption “CVR Projections” beginning on page 69 of the Proxy Statement:

•	The following is a summary of certain of the forecasts prepared by management of BioMimetic and provided to the BioMimetic Board and Goldman Sachs (numbers in millions)

Year	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Taxes payable	$0.0	$0.0	0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.7	$30.9	$35.2
Share count	28.2	30.7	33.1	33.3	33.6	33.8	34.0	34.3	34.6	34.8	35.1

•	The following is a summary of certain of the cash flow forecasts of BioMimetic prepared by management of BioMimetic and provided to the BioMimetic Board and Goldman Sachs (numbers in millions)[1]

Year	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Net cash provided by operating activities	$(23.4)	$(23.8)	$(22.0)	$(5.6)	$8.3	$17.5	$27.0	$46.3	$61.8	$48.6	$57.1
Purchases of property and equipment	$(0.25)	$(0.25)	$(0.25)	$(0.25)	$(1.5)	$(2.5)	$(1.0)	$(1.0)	$(1.0)	$(1.0)	$(1.0)
Capitalized patent license fees	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)	$(0.50)
Unlevered free cash flow	—	—	—	—	$6.3	$14.5	$25.5	$44.8	$60.3	$47.1	$55.6

1.

Assumes (i) the FDA’s approval of Augment® Bone Graft on March 31, 2013 with a launch date on July 31, 2013, (ii) the probability-adjusted revenue of 90% Augment® Bone Graft and Augment® Injectable Bone Graft and (iii) revenue from sports medicine products beginning 2018 (with a 60% probability of success for Tendinosis).

•	BioMimetic’s management also provided the BioMimetic Board and Goldman Sachs with BioMimetic management’s assessments as to the probability and estimated timing of achievement of the approval milestone and the product sales milestones with respect to the CVRs, referred to as the CVR projections. The CVR projections were based on the experience and professional judgment of BioMimetic’s management after considering, among other matters specific to BioMimetic’s business, industry performance, general business, economic, regulatory, market and financial conditions and other future events of BioMimetic.

Important Additional Information Regarding the Transaction

In connection with the proposed transaction, BioMimetic filed the Definitive Proxy Statement and a form of proxy on Schedule 14A on January 23, 2013 and other related materials with the SEC. The Definitive Proxy Statement and a form of proxy were first mailed to the stockholders of the Company on or about January 23, 2013. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders may obtain copies of the proxy statement and other relevant documents filed with the SEC by BioMimetic free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain copies of the proxy statement and other relevant documents filed with the SEC by BioMimetic (when they are available) by going to BioMimetic’s Investor Relations page on its corporate website at www.biomimetics.com.

BioMimetic, Wright and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding BioMimetic’s executive officers and directors, and their beneficial ownership of BioMimetic’s common stock as of April 12, 2012 is available in BioMimetic’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 27, 2012. Information regarding Wright’s executive officers and directors is available in Wright’s proxy statement for its 2012 annual meeting of stockholders and its current reports on Form 8-K, which were filed with the SEC on March 27, 2012, August 3, 2012 and November 6, 2012, respectively. Other information regarding the interests of such potential participants in the proxy solicitation are included in the Definitive Proxy Statement and other relevant materials to be filed with the SEC when they become available.